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EISNER
                                                                      Eisner LLP
                                                        Accountants and Advisors

                                                                750 Third Avenue
                                                         New York, NY 10017-2703
                                               Tel 212.949.8700 Fax 212.891.4100
                                                               www.eisnerllp.com


April 1, 2005

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:  Narrowstep Inc.

Dear Sir/Madam:

We were previously independent auditors for Narrowstep Inc. and subsidiary (the "Company"), and under our report dated May 22, 2003, we reported on the consolidated financial statements of the Company, as of February 28, 2003 and for the period from May 9, 2002 (inception) through February 28, 2003. In addition, we reviewed the Company's interim financial statements as of and for the period ended May 31, 2003.

We have read the Company's statements included under the heading "Changes in Certifying Accountants" of the Company's Registration Statement on Amendment No. 5 to Form SB-2 (Registration No. 333-108632). We have no basis to agree or disagree with respect to statements regarding the other auditors or the date the Company decided to no longer engage us. We agree with the other statements regarding Eisner LLP. We have not performed sufficient subsequent event procedures to reach any conclusion with respect to the restatement of the period ended February 28, 2003 amounts audited by Ernst & Young LLP.

Very truly yours,

/s/ Eisner LLP

Eisner LLP